Exhibit (10)(ll)

Mr. Bruce S. Morra, Ph.D.	January 6, 2005

51 Spring House Lane

Basking Ridge, NJ 07920

Dear Bruce:

This letter (the “Agreement”) sets forth the severance arrangement agreed to by West Pharmaceutical Services, Inc. (the “Company”) and you. The terms contained in this Agreement represent an exception to the terms set forth in your Confidentiality and Non-Compete Agreement dated April 7, 2003. Please read this letter carefully. It contains the terms and conditions of your severance, including important deadlines with respect to the continuation of key benefits.

Each of the benefits listed below is expressly conditioned upon your complying with all of your obligations under this Agreement, and Confidentiality Agreement and Non-Compete Agreement, which is attached hereto and incorporated herein.

1.	Termination Date. Your last day of employment with West Pharmaceutical Services, Incorporated (the “Company”) will be December 31, 2004 (the “Termination Date”).
2.

Severance Payments. You will receive severance payments in the amount of $9,416.00 paid biweekly with normal deductions such as health insurance and taxes, for a period commencing on January 3, 2005 and continuing until December, 30 2005, (the “Severance Period”). This represents 52 weeks of severance pay. You will not be eligible to receive salary increases after the Termination Date.

3.

Incentive and Equity Based Awards. You will not be eligible to receive incentive stock-based grants of any kind on or after the Termination Date. You will be eligible to receive both a 2004 Management Incentive Award and 2004 Long Term Incentive Award in accordance with the Plans’ provisions. The amount of awards, if any, is subject to the approval of the Compensation Committee of the Board of Directors, which is anticipated to occur in the first quarter of 2005. Any stock option that vests after the conclusion of your Severance Period will be forfeited. Any performance restricted shares that were issued but not performance vested in the 2004 award will also be forfeited. For the avoidance of doubt, you will have 90 days from the conclusion of the Severance Period, December 30, 2005, to exercise any remaining vested option. Any vested but unexercised options that remain after the conclusion of the 90 day period will be forfeited.

4.	Unused Vacation Pay. Our records indicate that you used five (5) days of vacation in 2004 therefore you will be paid for 15 earned but unused days.

Mr. Bruce S. Morra, Ph.D.

January 6, 2005

5.

Medical Coverage. During the Severance Period, your present medical coverage, Aetna Choice POS Flex Plan / Executive Plan health insurance program and dental coverage under the Guardian insurance program will continue until the last day of the month in which you receive your final severance check. The Company will continue to pay the same portion of the cost of the coverage as it did when you were employed, and your cost will be deducted from your severance payments.

Under COBRA regulations, you may elect to continue health insurance for a total of 18 months from the Termination Date. However, the full cost of any coverage after the Severance Period must be paid by you. Your premium for the Company’s present coverage would be $1,752.45 per month. The monthly premium and the insurance carrier may change. If that occurs, you will be so notified at your address of record.

Toward the end of your severance period, official COBRA notification with an application, will be mailed to your home address by Trion Benefit Services.

6.

Life Insurance. Any life insurance coverage currently in effect will continue until December 30, 2005. Trion Benefit Services will provide you with information regarding your portability and conversion options under separate cover.

7.

Short and Long-Term Disability. Your Company provided short and long term disability insurance coverage will cease as of the Termination Date. If you have purchased an individual long-term disability policy, UnumProvident will provide you with information regarding your options regarding this policy, under separate cover.

8.

Non-Qualified Deferred Compensation. Contributions to the Non-Qualified Deferred Compensation Plan will cease on the termination date. Payment of your account will be in accordance with Section 7. Payment of Deferred Compensation of the Non-Qualified Deferred Compensation Plan for Designated Officers (Amended and Restated Effective January 1, 2004).

9.	Employee Stock Purchase Plan. Any contributions you have made to the Employee Stock Purchase Plan, will be refunded to you via regular payroll processing
10.	Retirement Plan. In as much as your employment is less than five (5) years you are not vested in West Pharmaceutical Services, Inc. Employees’ Retirement Plan.
11.	Termination of Benefits. Participation in all other benefit or compensation programs and arrangements not specifically continued in accordance with this letter will cease as of the Termination Date.

Mr. Bruce S. Morra, Ph.D.

January 6, 2005

12.	Reimbursement of Expenses. You confirm that you have been reimbursed for any outstanding qualified travel and entertainment expenses.
13.	Company Automobile. You have decided not to purchase your company provided automobile. It was agreed you would return the automobile to the Company during the week beginning January 10, 2005.
14.

Non-Compete. You will not be bound by Section 2. Covenant-Not-to Compete, of your Confidentiality and Non-Competition Agreement dated as of April 7, 2003. For the avoidance of doubt, you will continue to be bound by all of the other provisions of that Agreement.

15.

Officer and Director Positions. You agree to resign from all positions as an officer and director of West Pharmaceutical Services, Inc. and all of its subsidiaries and affiliates, effective December 31, 2004.

16.	Your Obligations.	In exchange for the compensation package described above:
(a)

From the Termination Date through the end of the Severance Period, you will not make disparaging remarks or negative statements to any person, in writing or orally, regarding the Company, its affiliates, employees, officers or directors.

(b)

You will not contact regarding, or discuss with, any employee or director of the Company the termination of your employment, the terms and conditions of such termination or proprietary or confidential Company business matters, without first obtaining the consent of the Company’s General Counsel, which in the case of seeking an employment reference from the Company shall not be unreasonably withheld or delayed. Nothing contained in this paragraph shall limit you from networking with any employee of the Company with respect to future employment so long as such activities are consistent with your other obligations hereunder.

(c)	You expressly agree to and will sign and deliver to the Company at the time of delivery of a countersigned copy of this Agreement.
(d)

As noted in the first paragraph hereof, your breach of any provision of this Agreement or the attached agreements will result in an immediate termination of all obligations of the Company hereunder. This Agreement will be binding upon and inure to the benefit of you, your personal representatives and heirs and the Company and any successor of the Company.

Mr. Bruce S. Morra, Ph.D.

January 6, 2005

(e)	Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

(f)	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(g)	This Agreement, and the attached Confidentiality Agreement and Non-

Competition Agreement, constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between you and the Company with respect to such matters.

(h)	This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

* * * * * * * *

By signing below, you signify your intent to be legally bound by the terms of this Agreement.

Very truly yours,
West Pharmaceutical Services, Inc.

By: ____/s/ Richard D. Luzzi________
Richard D. Luzzi
Vice President Human Resources

Intending to be legally bound, agreed to

and accepted this _21_ Day of January, 2005

_/s/Bruce S. Morra________________________

Bruce S. Morra, Ph.D.

ATTACHMENTS: confidentiality and Non-Competition Agreement